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                                                                          EX. 99

Sale of BC Sports October 2002

CONTACTS:  James A. Smith                      Gary S. Maier
           Chief Financial Officer             Senior Vice President, Principal
           Electronics Boutique Holdings Corp. PondelWilkinson MS&L
           (610) 430-8100                      (310) 207-9300


    ELECTRONICS BOUTIQUE ENTERS INTO AGREEMENT TO SELL BC SPORTS
                      COLLECTIBLES BUSINESS

      WEST CHESTER, PA - OCTOBER 10, 2002 - Electronics Boutique Holdings Corp. (Nasdaq: ELBO) today announced that it has entered into an agreement to sell its BC Sports Collectibles business to Sports Collectibles Acquisition Corporation for $2.2 million in cash and the assumption of lease related liabilities in excess of $13 million. The purchaser, Sports Collectibles Acquisition Corporation, is owned by the family of James Kim, Chairman of Electronics Boutique. The transaction includes the sale of all assets of the business including inventory, intellectual property and furniture, fixtures and equipment. Transitional services will be provided by Electronics Boutique to Sports Collectibles Acquisition Corporation for a six-month period after the closing for an additional payment of $300,000 by the purchaser. The closing of the transaction is subject to the satisfaction of customary conditions. TM Capital Corp. was retained to facilitate the sale, which is expected to close in November 2002.

      In February 2002, Electronics Boutique announced its intention to sell the BC Sports Collectibles business in order to focus exclusively on its core video game business. In connection with this decision, Electronics Boutique recorded a pre-tax charge of $8.8 million in the fourth fiscal quarter and fiscal year ended February 2, 2002, consisting of the write down of fixed assets and inventory and estimated lease termination costs for its BC Sports Collectibles division. No additional charge is anticipated in connection with the sale of assets to Sports Collectibles Acquisition Corporation.

      It is anticipated that most of the current BC Sports Collectibles employees will join Sports Collectibles Acquisition Corporation upon the closing of the sale.

      Mr. Kim has agreed to indemnify Electronics Boutique from any and all lease obligations associated with the 22 BC Sports Collectibles store locations, subject to the right of Sports Collectibles Acquisition Corporation to re-assign two of the leases to Electronics Boutique at any time following two years after the closing.



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      "The board of directors delegated the sale of BC Sports Collectibles to a committee of the Board of Directors consisting of the three independent directors of Electronics Boutique. After a thorough search and the evaluation of a number of expressions of interest to buy the business, the independent committee selected the offer from Sports Collectibles Acquisition Corporation based upon the superiority of the purchase price and other terms of the transaction, including the protection against future lease obligations being provided by Mr. Kim," said Jeffrey Griffiths, President and Chief Executive Officer of Electronics Boutique.

      The company is among the world's largest specialty retailers dedicated exclusively to video game hardware, software and PC entertainment software and accessories. The company currently operates 1,030 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico, Sweden and South Korea - primarily under the names EB Games, Electronics Boutique and EB GameWorld. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

      This release contains forward-looking statements related to the financial impact of the sale of the BC Sports Collectibles assets. Forward-looking statements refer to expectations, projections other characterizations of future events or circumstances and are often identified by the use of words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimated," "continue" or comparable terminology. In addition to factors specified in the company's recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in such forward-looking statements, such as the ability to obtain third party approvals for the sale of the BC Sports Collectibles assets. In light of the risks and uncertainties inherent in the forward-looking statements, such statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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